Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Commerce Bancshares, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 (No. 33-82692) of Commerce Bancshares, Inc. of our report, dated June 25, 2004, relating to the statements of net assets available for benefits of the Commerce Bancshares Participating Investment Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2003, which report is included herein.

/s/ KPMG LLP

Kansas City, Missouri
June 25, 2004

E-1